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                                                                    Exhibit 99.1

                                                                 [LOGO] National
                                                                        Steel
--------------------------------------------------------------------------------
                                                      National Steel Corporation
                                                      4100 Edison Lakes Parkway
                                                      Mishawaka, IN 46545-3440


NEWS RELEASE
------------

Media Contact:       Ronald B. Freeman
                     (574) 273-7559

Analyst and          William E. McDonough
Investor Contact:    (574) 273-7414

                     NATIONAL STEEL ANNOUNCES FOURTH QUARTER
                           AND FULL-YEAR 2001 RESULTS

     Mishawaka, Indiana, January 31, 2002 - National Steel Corporation (NYSE:
NS) today reported a net loss of $280.3 million, or $6.79 per diluted common share, for the fourth quarter of 2001. This compares to a net loss of $83.4 million, or $2.02 per diluted common share for the fourth quarter of 2000. Net sales for the quarter decreased approximately 9% to $592.7 million on shipments of 1,397,000 tons as compared to net sales of $651.6 million on shipments of 1,434,000 tons during the fourth quarter of 2000. The Company's average selling price of $397 per ton, down $33 per ton from the fourth quarter of 2000, continues to be negatively impacted by the severe economic downturn and its impacts on the markets the Company serves. Fourth quarter 2001 net income was also negatively impacted by approximately $17 million due to the idling of the National Steel Pellet Company, which resumed production on January 2, 2002. Additionally, the Company recorded a charge of approximately $21 million for potentially uncollectible accounts receivable from various customers. The Company recorded a total income tax expense during the fourth quarter of 2001 of $89.6 million, which was required to properly reflect the year-end deferred tax asset on the Company's balance sheet.

     For the full-year 2001, the Company reported a net loss of $652.1 million, or $15.79 per diluted common share, on sales of $2,492.3 million. This compares to a reported net loss of $129.8 million, or $3.14 per diluted common share, on sales of $2,978.9 million for the year 2000. The 16% decrease in net sales reflects a decrease in shipments from 6,254,000 tons in 2000 to 5,904,000 tons in 2001. For the year 2001, the Company's average selling price declined $57 per ton or 13% from year 2000 average selling prices, which, along with a total deferred tax asset write-down for the year of $148 million, significantly impacted the Company's 2001 results.

During the fourth quarter of 2001, the Company continued to aggressively pursue cost reduction initiatives and liquidity management. Manpower reductions during the fourth quarter totaled 290 people. For the full year, manpower reductions totaled about 1,000, which equals an annualized

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manpower savings of approximately $60 million. Inventory reductions during the fourth quarter 2001 amounted to $90 million. Steel inventory levels of approximately 1,140,000 tons at December 31, 2001 were at the lowest levels since 1991.

     "We are very disappointed by the financial results for 2001. The severe impacts of the current economic environment continue to affect our performance," said Hisashi Tanaka, Chairman and CEO. "Our employees have worked hard to achieve and surpass our $100 million cost reduction target for 2001 and the significant inventory reductions achieved have assisted in supporting our liquidity," he said.

                        Financial Position and Liquidity

     Total liquidity from cash and available short-term credit facilities amounted to $106 million at December 31, 2001, as compared to $160 million at September 30, 2001. During the quarter the Company utilized an additional $46 million, increasing total short-term borrowings from $368 million at September 30, 2001 to $414 million at December 31, 2001. During the fourth quarter, the Company increased the commitments under its credit facility from $450 million to $465 million. At December 31, 2001, availability under the facility had decreased to $444 million due to lower levels of inventories and accounts receivable. Capital expenditures for the quarter amounted to $7.9 million, bringing total capital spending for 2001 to $48.8 million. This is $168.5 million lower than total capital spending in 2000.

     Outlook
     -------

     The Company has seen an increase in demand for its products in the early first quarter 2002. While one of the Company's five blast furnaces remains idled, the order book is improving and at near capacity for a four blast furnace operation. In addition, the Company believes that its product mix will improve as automotive orders have increased and that manpower reductions and other cost reduction initiatives should result in continued cost improvements. Spot market price increases have been achieved for January and February orders. Nevertheless, because average selling prices and shipments remain below the levels required for the Company to operate profitably, the Company will be required to implement a number of strategic initiatives if it is to maintain adequate liquidity and to meet the minimum liquidity covenant under its credit facility. These may include relaxing the minimum liquidity requirement under its credit facility, obtaining alternative sources of capital, engaging in asset sales and achieving cost reductions and other operating performance enhancements. There can be no assurance that the Company will be able to implement any of these or other strategic initiatives.

     Other Matters
     -------------

     The Company recorded a charge of $374 million to stockholders' equity related to its year-end pension valuation. This non-cash adjustment was the result of a lower discount rate assumption, which increased projected liabilities, and the market performance of its pension assets.

     On January 17, 2002, the Company, NKK and United States Steel ("USS") announced the signing of an option agreement pursuant to which NKK has granted to USS an option to purchase NKK's interest in the Company, subject to certain conditions. The Company is working with USS to develop a definitive merger agreement among the parties. The

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consummation of this transaction is dependent on a number of significant conditions, including the approval of a strong remedy in connection with the pending proceedings under Section 201 of the Trade Act of 1974, enactment of a program sponsored by the federal government to provide relief from a significant portion of the steel industry's retiree legacy liabilities, a new contract with the United Steel Workers of America to provide labor cost savings and efficiencies, approval by the relevant antitrust authorities and a substantial restructuring of National Steel's existing debt and other obligations.

     All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's Form 10-K for the year ended December 31, 2000.

     Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 8,300 employees. Please visit the National Steel's website at www.nationalsteel.com for more information on the Company and its products and
---------------------
facilities.

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NATIONAL STEEL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(In Millions of Dollars, except per share data)
(Unaudited)

                                                                  Three Months                             Year
                                                               Ended December 31,                   Ended December 31,
                                                          ------------------------------       ------------------------------
                                                             2001              2000                2001             2000
                                                          ------------     -------------       -------------    -------------
Net sales                                                 $    592.7       $    651.6          $  2,492.3       $  2,978.9
Cost of products sold                                          671.9            649.8             2,648.7          2,792.2
Selling, general and administrative expense                     50.2             42.0               148.8            150.9
Depreciation                                                    41.8             36.1               167.9            153.0
Equity (income) loss of affiliates                              (0.4)            (0.6)               (2.7)            (2.8)
Unusual items                                                    1.2               --               (15.9)             --
                                                          ----------       ----------          ----------       ----------
Loss from operations                                          (172.0)           (75.7)             (454.5)          (114.4)

                 Other (income) expense
Financing costs (net)                                           19.3             12.1                67.0             37.3
Net gain on disposal of non-core assets                         (0.6)              --                (3.0)           (15.1)
                                                          ----------       ----------          ----------       ----------
                                                                18.7             12.1                64.0             22.2
                                                          ----------       ----------          ----------       ----------

Loss before income taxes, extraordinary item and
   cumulative effect of change in accounting principle        (190.7)           (87.8)             (518.5)          (136.6)
Income tax expense (credit)                                     89.6             (4.4)              148.8             (6.8)
                                                          ----------       ----------          ----------       ----------

Loss from continuing operations before extraordinary
   item and cumulative effect of change in accounting
   principle                                                  (280.3)           (83.4)             (667.3)          (129.8)

Extraordinary item                                                --               --                (2.0)              --
Cumulative effect of change in accounting principle               --               --                17.2               --
                                                          ----------       ----------          ----------       ----------
Net loss                                                  $   (280.3)      $    (83.4)         $   (652.1)      $   (129.8)
                                                          ==========       ==========          ==========       ==========
Basic and Diluted Earnings Per Share:
Continuing operations                                     $    (6.79)      $    (2.02)         $   (16.16)      $    (3.14)
   Extraordinary item                                             --               --               (0.05)              --
   Cumulative effect of change in accounting principle            --               --                0.42               --
                                                          ----------       ----------          ----------       ----------
   Net loss                                               $    (6.79)      $    (2.02)         $   (15.79)      $    (3.14)
                                                          ==========       ==========          ==========       ==========
   Weighted average shares outstanding (in thousands)         41,288           41,288              41,288           41,288

       Dividends paid per common share outstanding                --               --                  --       $     0.21
                                                          ==========       ==========          ==========       ==========
Operating Statistics (in thousands of tons):
   Shipments                                                   1,397            1,434               5,904            6,254
   Raw Steel Production                                        1,320            1,247               5,993            6,138

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NATIONAL STEEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
-------------------------------------
(In Millions of Dollars)

                           December 31,         December 31,                                 December 31,       December 31,
                               2001                 2000                                         2001               2000
                          ---------------      ----------------                             ---------------     --------------
                           (Unaudited)                                                       (Unaudited)
Assets                                                                 Liabilities and
                                                                         Stockholders'
                                                                           Equity
Cash and cash             $       3.8          $       3.3             Current liabilities   $     714.6        $      589.1
equivalents
Receivables - net               224.2                190.6             Long-term debt              809.7               523.3
Inventories                     390.4                524.5             Other long-term
Other                            15.5                 14.9                liabilities            1,094.0               735.1
Deferred tax assets               3.2                 34.5
                          -----------          -----------                                   -----------        ------------
  Total current assets          637.1                767.8             Total Liabilities         2,618.3             1,847.5

Property, plant and                                                    Stockholders'
  equipment - net             1,385.3              1,517.0               Equity
Other assets                    285.2                280.4              (Deficit)                 (310.7)              717.7
                          -----------          -----------                                   -----------        ------------

                          $   2,307.6          $   2,565.2                                   $   2,307.6        $    2,565.2
                          ===========          ===========                                   ===========        ============



CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)   (Unaudited)

                                                                            Year Ended December 31,
                                                                            2001                 2000
                                                                      -----------------     ----------------
                   Cash provided by (used in) operating
                    activities:
                    Net loss                                            $  (652.1)           $   (129.8)
                    Depreciation                                            167.9                 153.0
                    Unusual item                                             12.1                    --
                    Gain on disposal of assets                               (3.0)                (15.1)
                    Deferred income taxes                                   148.2                  10.3
                    Extraordinary item                                        2.0                    --
                    Cumulative effect of change in
                      accounting principle                                  (17.2)                   --
                    Working capital items:
                      Receivables trade                                      44.1                  25.8
                      Receivables allowances                                 17.3                  11.4
                      Receivables sold                                      (95.0)                 95.0
                      Inventories                                           134.1                  (3.6)
                      Accounts payable & accrued liabilities                (61.3)                (13.6)
                    All other                                                62.3                 (21.6)
                                                                        ---------            ----------
                                                                           (240.6)                111.8
                                                                        ---------            ----------
                   Cash provided by (used in) investing
                    activities:
                    Purchases of property, plant
                      and equipment                                         (48.8)               (217.3)
                    Net proceeds from the sale of assets                      2.5                  16.9
                                                                        ---------            ----------
                                                                            (46.3)               (200.4)
                                                                        ---------            ----------
                    Cash provided by (used in) financing
                    activities:
                    Repayment of debt                                       (28.9)                (43.5)
                    Borrowings, net                                         327.1                  86.5
                    Credit facility fees                                    (10.8)                 (0.8)
                    Common stock dividends                                     --                  (8.7)
                                                                        ---------            ----------
                                                                            287.4                  33.5
                                                                        ---------            ----------
                   Increase (decrease) in cash
                      and cash equivalents                                    0.5                 (55.1)

                   Cash and cash equivalents at
                      the beginning of the period                             3.3                  58.4
                                                                        ---------            ----------
                   Cash and cash equivalents at
                      the end of the period                             $     3.8            $      3.3
                                                                        =========            ==========

                   Noncash Investing and Financing Activities:
                      Purchase of equipment through capital leases      $     3.1            $      7.9